August 14, 2000

Oppenheimer California Municipal Fund
Two World Trade Center
New York, New York  10048-0203

Ladies and Gentlemen:

            This opinion is being furnished to Oppenheimer California Municipal Fund, a Massachusetts business trust ("California Municipal Fund"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by California Municipal Fund in connection with the acquisition by California Municipal Fund, of substantially all the assets of Oppenheimer Main Street California Municipal Fund, a portfolio of the Oppenheimer Main Street Funds, Inc., a Maryland corporation ("Main Street California Municipal Fund"), in exchange for shares of beneficial interest of California Municipal Fund ("Shares") and the assumption by California Municipal Fund of certain stated liabilities of Main Street California Municipal Fund pursuant to an Agreement and Plan of Reorganization substantially in the form attached as an exhibit to the Registration Statement (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion. As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Pepe & Hazard LLP, dated August 14, 2000.

            Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholders described in California Municipal Fund's Statement of Additional Information dated November 22, 1999 under the caption "Shareholder and Trustee Liability").

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                    /s/ Mayer, Brown & Platt

                                    Mayer, Brown & Platt